Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

References to the “Company,” “Willdan,” “we,” “us” and “our” in this section refer to Willdan Group, Inc.

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries only. For more detailed information, please see our restated certificate of incorporation, or Certificate of Incorporation and second amended and restated bylaws, or Bylaws, which are filed as exhibits to reports we file with the Securities and Exchange Commission, and the Delaware General Corporation Law, or DGCL.

Authorized Capitalization

Our authorized capital stock consists of 40,000,000 shares of common stock, par value of $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election or removal of directors. Our directors are elected by a plurality of the votes cast by stockholders present in person, by remote communication, or represented by proxy at a meeting and entitled to vote on the election. All other matters to be voted on by stockholders must be approved by the affirmative vote of the majority of the voting power of all issued and outstanding shares of our capital stock present in person, by remote communication, or represented by proxy at a meeting and entitled to vote generally on the subject matter thereof, subject to any voting rights granted to holders of any preferred stock.

There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted are entitled to elect all of our directors.

Dividends

Subject to the rights of holders of any then-outstanding shares of any series of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights

Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock which we may issue in the future.

Blank Check Preferred Stock

Under the terms of our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Set forth below is a summary of the relevant provisions of our Certificate of Incorporation and Bylaws and certain applicable sections of the DGCL. For additional information, please refer to the provisions of the Company’s Certificate of Incorporation, our Bylaws and such sections of the DGCL.

Our Certificate of Incorporation and Bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of the Company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Special Meetings of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by the Chairman of the board of directors, the Chief Executive Officer, or the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Supermajority Vote to Amend Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that the approval of at least seventy-five percent of the outstanding shares of our common stock is required to amend certain provisions of its Certificate of Incorporation. Our Bylaws provide that they may only be amended in accordance with our Certificate of Incorporation, which provides that the approval of a majority of our board of directors or of the holders of at least seventy-five percent of the outstanding shares of our common stock is required to amend our Bylaws.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not grant stockholders the right to vote cumulatively. Therefore, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors.

No Written Consent of Stockholders

Our Bylaws provide that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting; provided that any action required or permitted to be taken by the holders of any series of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock.

Advance Notice Procedure

Our Bylaws provide that our stockholders have no power to call a special meeting of the stockholders and that only such business brought before the meeting pursuant to the notice of meeting may be conducted at a special meeting of stockholders. Our Bylaws also limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Our Bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who was a stockholder of record at the time of giving the stockholder’s notice and at the time of the meeting, who is entitled to vote at the meeting and who has given us timely written notice to the secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The notice procedure also requires that proposals of other business to be considered by the stockholders at an annual or special meeting of stockholders may only be made by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who was a stockholder of record at the time of giving the stockholder’s notice and at the time of the meeting, who is entitled to vote at the meeting and who has given timely written notice to the secretary of the Company prior to the meeting. Additionally, such notice must be updated and supplemented on a timely basis as set forth in the Bylaws. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting, as applicable. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.

Blank Check Preferred Stock

The Company’s Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of our Company and its stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of our Company.

Authorized but Unissued Shares

Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. The Company may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL

Our Certificate of Incorporation does not opt out of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, such a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following three conditions:

●	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

The overall effect of the foregoing provisions may be to deter a future tender offer and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored tender offers. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Choice of Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (c) any action asserting a claim against us or any of our directors, officers or employees arising pursuant to the DGCL, the Certificate of Incorporation or the Bylaws, (d) any action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or Bylaws, (e) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (f) or any action asserting a claim against us that is governed by the internal affairs doctrine. This exclusive forum provision is intended to apply to claims arising under Delaware state law and would not apply to claims brought pursuant to the Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and agents, which may discourage such lawsuits against us and our directors, officers, employees and agents.

Limitation on Liability of Directors and Officers

Our Certificate of Incorporation and Bylaws limit the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

In addition, our Certificate of Incorporation allows and our Bylaws require that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We also expect to continue to maintain directors’ and officers’ liability insurance. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification in our Certificate of Incorporation and Bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these Bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Exchange Listing

Our common stock is listed on Nasdaq under the symbol “WLDN.”